UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Amendment No. 3)*

Under the Securities Exchange Act of 1934

G1 Therapeutics, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

3621LQ109

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Partners IV SBIC, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,664,001
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,664,001

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,664,001
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) 4.4%
12.	Type of Reporting Person PN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Advisors IV SBIC, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,664,001
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,664,001

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,664,001
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) 4.4%
12.	Type of Reporting Person OO

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras NC Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 91,466
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 91,466

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 91,466
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) Less than 1%
12.	Type of Reporting Person PN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Advisors IV, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization North Carolina

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 91,466
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 91,466

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 91,466
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) Less than 1%
12.	Type of Reporting Person OO

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Partners IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 91,466
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 91,466

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 91,466
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) Less than 1%
12.	Type of Reporting Person PN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Advisors V, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization North Carolina

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 995
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) Less than 1%
12.	Type of Reporting Person OO

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Partners V, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 995
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) Less than 1%
12.	Type of Reporting Person PN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) John C. Crumpler
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,756,462
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,756,462

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,756,462
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) 4.6%
12.	Type of Reporting Person IN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Clay B. Thorp
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,756,462
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,756,462

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,756,462
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) 4.6%
12.	Type of Reporting Person IN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Christy Shaffer
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 995
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 995
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) Less than 1%
12.	Type of Reporting Person IN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Kenneth B. Lee
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,755,467
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,755,467

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,755,467
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) 4.6%
12.	Type of Reporting Person IN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Douglas Reed
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,756,462
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,756,462

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,756,462
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) 4.6%
12.	Type of Reporting Person IN

CUSIP No. 3621LQ109

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Robert A. Ingram
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person with	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,756,462
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,756,462

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,756,462
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11.	Percent of Class Represented by Amount in Row (9) 4.6%
12.	Type of Reporting Person IN

CUSIP No. 3621LQ109

Item 1(a)	Name of Issuer

G1 Therapeutics, Inc. (the “Issuer”)

Item 1(b)	Address of Issuer’s Principal Executive Offices

700 Park Office Drive, Suite 200, Research Triangle Park, North Carolina 27709.

Item 2(a)	Name of Person Filing

This Amendment No. 3 to Schedule 13G is being filed by:

Hatteras Venture Partners IV SBIC, L.P. (“HVP SBIC”)

Hatteras Venture Advisors IV SBIC, LLC (“HVA SBIC”)

Hatteras NC Fund, L.P. (“Hatteras Fund”)

Hatteras Venture Advisors IV, LLC (“HVA IV”)

Hatteras Venture Partners IV, L.P. (“HVP IV”)

Hatteras Venture Advisors V, LLC (“HVA V”)

Hatteras Venture Partners V, L.P. (“HVP V”)

John C. Crumpler

Clay B. Thorp

Christy Shaffer

Kenneth B. Lee

Douglas Reed

Robert A. Ingram

(collectively, the “Reporting Persons”).

Item 2(b)	Address of Principal Business Office, or if none, Residence

280 S. Mangum Street, Suite 350, Durham, North Carolina 27701.

Item 2(c)	Citizenship

The Reporting Persons are citizens of:

HVP SBIC — Delaware

HVA SBIC — Delaware

Hatteras Fund — Delaware

HVA IV —North Carolina

HVP IV — Delaware

HVA V — North Carolina

HVP V — Delaware

John C. Crumpler — USA

Clay B. Thorp — USA

Christy Shaffer — USA

Kenneth B. Lee — USA

Douglas Reed — USA

Robert A. Ingram — USA

CUSIP No. 3621LQ109

Item 2(d)	Title of Class of Securities

Common Stock, par value $0.0001 per share (“Common Stock”)

Item 2(e)	CUSIP Number

3621LQ109

Item 3.	Filing pursuant to Rules 13d-1(b) or 13d-2(b) or (c)

Not Applicable

Item 4.	Ownership

(a) The Reporting Persons are the beneficial owners of an aggregate of 1,756,462 shares of Common Stock, which represents 4.6% of the Issuer’s outstanding Common Stock based upon 38,045,935 shares outstanding on November 2, 2020 as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 4, 2020. The Reporting Persons’ beneficial ownership consists of 1,664,001 shares of Common Stock held directly by HVP SBIC, 91,466 shares of Common Stock held directly by Hatteras Fund and 995 shares of Common Stock held directly by HVA V.

HVA SBIC is the general partner of HVP SBIC. HVA IV is the general partner of HVP IV and Hatteras Fund. HVA V is the general partner of HVP V. The shares are held directly by HVP SBIC, Hatteras Fund and HVA V. The shares held by HVP SBIC and Hatteras Fund are indirectly held by the individual managing members of the general partners, HVA SBIC and HVA IV, respectively, (collectively, the “GP Managing Members”). The GP Managing Members are John C. Crumpler, Clay B. Thorp, Kenneth B. Lee, Douglas Reed and Robert A. Ingram. The GP Managing Members may share voting and dispositive power over the securities directly held by HVP SBIC and Hatteras Fund. The shares held by HVA V are indirectly held by the individual management members of the general partner, HVP V (the “Managing Members”). The Management Members are John C. Crumpler, Clay B. Thorp, Christy Shaffer, Douglas Reed and Robert A. Ingram. The Managing Members may share voting and dispositive power over the securities directly held by HVA V.

(b) Percent of class:

HVP SBIC — 4.4%

HVA SBIC — 4.4%

Hatteras Fund — Less than 1%

HVA IV — Less than 1%

HVP IV — Less than 1%

HVA V — Less than 1%

HVP V — Less than 1%

John C. Crumpler — 4.6%

Clay B. Thorp — 4.6%

Christy Shaffer — Less than 1%

Kenneth B. Lee — 4.6%

Douglas Reed — 4.6%

Robert A. Ingram — 4.6%

CUSIP No. 3621LQ109

(c) Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote:

HVP SBIC — 1,664,001

HVA SBIC — 1,664,001

Hatteras Fund — 91,466

HVA IV — 91,466

HVP IV — 91,466

HVA V — 995

HVP V — 995

John C. Crumpler — 1,756,462

Clay B. Thorp — 1,756,462

Christy Shaffer — 995

Kenneth B. Lee — 1,755,467

Douglas Reed — 1,756,462

Robert A. Ingram — 1,756,462

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of:

HVP SBIC — 1,664,001

HVA SBIC — 1,664,001

Hatteras Fund — 91,466

HVA IV — 91,466

HVP IV — 91,466

HVA V — 995

HVP V — 995

John C. Crumpler — 1,756,462

Clay B. Thorp — 1,756,462

Christy Shaffer — 995

Kenneth B. Lee — 1,755,467

Douglas Reed — 1,756,462

Robert A. Ingram — 1,756,462

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

CUSIP No. 3621LQ109

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Exhibit Index

Exhibit A –Agreement Regarding the Joint Filing of Schedule 13G is incorporated by reference to Exhibit A to the Schedule 13G filed by the Reporting Persons on February 13, 2018.

Exhibit B – Power of Attorney is incorporated by reference to Exhibit B to the Schedule 13G filed by the Reporting Persons on February 13, 2018.

CUSIP No. 3621LQ109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2021

HATTERAS VENTURE PARTNERS IV SBIC, L.P.

By:	Hatteras Venture Advisors IV SBIC, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV SBIC, LLC

By:	/s/ Clay B. Thorp
Manager

HATTERAS NC FUND, L.P.

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV, LLC

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE PARTNERS IV, L.P.

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS V, LLC

By:	/s/ Clay B. Thorp
Manager

CUSIP No. 3621LQ109

HATTERAS VENTURE PARTNERS V, L.P.

By:	Hatteras Venture Advisors V, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

*
John C. Crumpler

*
Clay B. Thorp

*
Christy Shaffer

*
Kenneth B. Lee

*
Douglas Reed

*
Robert A. Ingram

By:	/s/ Clay B. Thorp
Clay B. Thorp, as Attorney-in-Fact

*

This Amendment No. 3 to Schedule 13G was executed by Clay B. Thorp on behalf of the filers listed above pursuant to a Power of Attorney, a copy of which was previously filed with the Reporting Persons’ Schedule 13G filed with the SEC on February 13, 2018.